                                                                    Exhibit 99.1

NEWS RELEASE DATED 1-18-2000






                                             For Additional Information,
                                             Contact Robert O. Bratton,
                                             Chief Financial Officer
                                             (704) 721-4473
                                                          or
                                             David E. Keul, Controller
                                             (704) 721-4482



FOR IMMEDIATE RELEASE
January 18, 2000


                      FIRST CHARTER ANNOUNCES INCREASES IN
                      FOURTH QUARTER AND YEAR END EARNINGS

Concord, North Carolina -- First Charter Corporation (NASDAQ: FCTR) reported today a 12.5% increase in diluted earnings per share for the fourth quarter of 1999 of $0.36, compared to $0.32 in the fourth quarter of 1998. Net income increased 6.8% for the fourth quarter of 1999 to $6.3 million, compared to $5.9 million in the fourth quarter of 1998.

Net income for the year ended December 31, 1999 amounted to $26.1 million, or $1.45 per diluted share, compared to $9.2 million, or $0.50 per diluted share, during the same period in 1998. For comparative purposes, the 1999 results include pretax total gains of $3.5 million ($0.13 per diluted share, after tax) on the sales of property and mortgage loans. The 1998 results included a pretax net expense of $15.8 million ($0.69 per diluted share, after tax), which was comprised of pretax merger expenses of $18.2 million that were offset by pretax gains totaling $2.4 million from the nonrecurring sales of securities and First Charter's merchant card program. Recurring net income for the year ended December 31, 1999 amounted to $23.8 million, or $1.32 per diluted share, compared to recurring net income of $22.0 million, or $1.19 per diluted share for the same period in 1998.

Lawrence M. Kimbrough, President and Chief Executive Officer commented that "First Charter is focused on both core earnings and market growth. Our recurring diluted earnings per share in 1999 was approximately 11% higher than the previous year, driven primarily by improved sales, and strategic investments in technology and personnel. At the same time, we are moving forward with the announced merger with Carolina First BancShares, Inc., which will strengthen our presence in the Charlotte metropolitan market."

NET INTEREST INCOME

Net interest income for the fourth quarter of 1999 increased to $17.9 million, up 7.8% compared to the same quarter of 1998. Net interest income for the year ended December 31, 1999 increased 5.4% to $69.4 million, compared to $65.9 million in the comparable period in 1998. These increases were driven primarily by decreases in the cost of funding.

NONINTEREST INCOME AND EXPENSE

Noninterest income for the fourth quarter of 1999 totaled $3.7 million compared to $3.2 million for the same period in 1998. This increase was primarily the result of revenue growth from First Charter Insurance Services, which has acquired four insurance agencies using the purchase accounting method.

Noninterest income for the year ended December 31, 1999 totaled $18.2 million compared to $13.7 million for the same period in 1998, an increase of 33.4%. For comparative purposes, the 1999 results include total gains of $3.5 million from the sales of property and mortgage loans, while the 1998 results included total gains of $2.4 million from the sale of securities and the sale of First Charter's merchant card program. Excluding these items, noninterest income increased 30.1% for the year ended December 31, 1999 compared to the same period in 1998.

Noninterest expense for the fourth quarter of 1999 totaled $11.6 million compared to $10.2 million for the same period in 1998. Noninterest expense for the year ended December 31, 1999 totaled $45.9 million compared to $59.2 million for the same period in 1998. For comparative purposes, the 1998 results included merger costs associated with the merger with HFNC Financial Corp. totaling $18.2 million. Excluding the merger costs, noninterest expense for the year ended December 31, 1999 increased 11.9% compared to the same period in 1998. This increase was the result of strategic investments in technology, personnel and a major brand advertising campaign designed to increase First Charter's name recognition throughout the greater Charlotte metropolitan region.

BALANCE SHEET

Net loans at December 31, 1999 and December 31, 1998 amounted to $1.4 billion. This amount is unchanged from prior periods due to the sale of $147.6 million of 30 year fixed rate mortgage loans in April 1999. Strong commercial loan portfolio growth during 1999 offset the amount of mortgage loans sold. The provision for loan losses for the year ended December 31, 1999 amounted to $3.4 million compared to $2.4 million for the same period in 1998. The provision for loan losses during the fourth quarter of 1999 amounted to $750,000, compared to $459,000 during the same period in 1998. As a result of year to date increased commercial loan volume, the year to date and quarter to date provisions for loan losses have increased from prior year levels. At December 31, 1999 nonperforming assets were $9.8 million, compared to $9.9 million at December 31, 1998. Nonperforming assets represent 0.52% of total assets at December 31, 1999 and 0.53% of total assets at December 31, 1998.

Total deposits at December 31, 1999 and 1998 amounted to $1.1 billion. Shareholders' equity at December 31, 1999 was $227.7 million, which represents a book value per share of $12.96 and a period end equity-to-assets percentage of 12.02%. Based on the $14.875 closing price of First Charter Corporation common stock at December 31, 1999, the Corporation had a market capitalization of $261.4 million.

CORPORATE PROFILE

First Charter Corporation is the holding company for First Charter National Bank. A regional financial services company with assets of $1.9 billion, First Charter operates 33 financial centers and 71 ATMs located in six counties throughout the greater Charlotte metropolitan area. First Charter provides businesses and individuals with a broad range of financial services, including banking, comprehensive financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Common stock for First Charter Corporation is traded under the symbol "FCTR" on the NASDAQ National Market.

On November 8, 1999, First Charter Corporation and Carolina First BancShares, Inc. (Nasdaq: CFBI) jointly announced that they have entered into a definitive merger agreement for First Charter to acquire Carolina First. Under the terms of the agreement, Carolina First BancShares, Inc. will be merged into First Charter Corporation and each Carolina First shareholder will receive 2.267 shares of First Charter common stock for each share of Carolina First common stock. Subject to certain conditions, including the approval of both companies' shareholders and applicable regulatory authorities, the merger is expected to close no later than the second quarter of 2000. The transaction is intended to be tax-free to the shareholders of Carolina First and will be accounted for as a pooling of interests.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

                  (SELECTED FINANCIAL INFORMATION IS ATTACHED)

FIRST CHARTER CORPORATION AND SUBSIDIARIES
(Unaudited, except for December 1998 amounts)


CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)                                  DECEMBER 31,    DECEMBER 31,
ASSETS:                                                        1999            1998   CHANGE
                                                        -------------------------------------
Cash and due from banks ...............................  $   59,967      $   41,884      43.2%
Federal funds sold ....................................         665           6,402     (89.6)
Interest earning bank deposits.........................       1,995          11,713     (83.0)
Securities available for sale..........................     342,136         331,799       3.1
Loans, net ............................................   1,408,953       1,406,967       0.1
Other assets ..........................................      80,601          65,592      22.9
                                                         ----------      ----------      ----
       Total Assets ...................................  $1,894,317      $1,864,357       1.6
                                                         ==========      ==========      ====
LIABILITIES AND SHAREHOLDERS' EQUITY:
Total deposits.........................................  $1,149,512      $1,123,035       2.4%
Other borrowings ......................................     491,976         469,944       4.7
Other liabilities .....................................      25,117          25,406      (1.1)
                                                         ----------      ----------      ----
       Total liabilities ..............................   1,666,605       1,618,385       3.0
       Total shareholders' equity .....................     227,712         245,972      (7.4)
                                                         ----------      ----------      ----
       Total liabilities and shareholders' equity......  $1,894,317      $1,864,357       1.6
                                                         ==========      ==========      ====



CONSOLIDATED STATEMENTS OF INCOME                               THREE MONTHS ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------------------------
(Dollars in thousands)                                      1999         1998      CHANGE         1999          1998      CHANGE
                                                          -----------------------------------------------------------------------
Interest and fees on loans .............................  $29,927      $29,640        1.0%      $116,834      $116,376        0.4%
Interest on securities .................................    5,191        4,707       10.3         19,480        18,906        3.0
Other interest income ..................................       49          259      (81.1)           403         1,227      (67.2)
                                                          -------      -------      -----       --------      --------      -----
   Total interest income ...............................   35,167       34,606        1.6        136,717       136,509        0.2
                                                          -------      -------      -----       --------      --------      -----
Interest on deposits ...................................   11,231       11,600       (3.2)        44,371        46,141       (3.8)
Other interest expense .................................    6,043        6,413       (5.8)        22,898        24,482       (6.5)
                                                          -------      -------      -----       --------      --------      -----
   Total interest expense ..............................   17,274       18,013       (4.1)        67,269        70,623       (4.7)
                                                          -------      -------      -----       --------      --------      -----
       Net interest income .............................   17,893       16,593        7.8         69,448        65,886        5.4
Provision for loan losses ..............................      750          459       63.4          3,350         2,376       41.0
                                                          -------      -------      -----       --------      --------      -----
       Net interest income after provision .............   17,143       16,134        6.3         66,098        63,510        4.1
                                                          -------      -------      -----       --------      --------      -----
Trust income ...........................................      620          567        9.3          2,303         2,006       14.8
Service charges on deposit accounts ....................    1,598        1,134       40.9          4,929         4,320       14.1
Gain on sale of securities .............................      315          260       21.2          1,158         2,222      (47.9)
Gain on sale of loans ..................................       --           --         --          1,757            --         --
Gain on sale of property ...............................       --           --         --          1,752            --         --
Insurance and other fee income .........................    1,058          104      917.3          4,871         2,127      129.0
Other noninterest income ...............................      108        1,108      (90.3)         1,443         2,975      (51.5)
                                                          -------      -------      -----       --------      --------      -----
   Total noninterest income ............................    3,699        3,173       16.6         18,213        13,650       33.4
                                                          -------      -------      -----       --------      --------      -----
Salaries and employee benefits .........................    6,077        5,280       15.1         24,057        22,904        5.0
Occupancy and equipment ................................    2,107        1,873       12.5          7,570         6,205       22.0
Merger expense .........................................       --           --         --             --        18,192     (100.0)
Other noninterest expense ..............................    3,441        3,021       13.9         14,242        11,865       20.0
                                                          -------      -------      -----       --------      --------      -----
   Total noninterest expense ...........................   11,625       10,174       14.3         45,869        59,166      (22.5)
                                                          -------      -------      -----       --------      --------      -----
       Income before income taxes ......................    9,217        9,133        0.9         38,442        17,994      113.6
   Income taxes ........................................    2,937        3,253       (9.7)        12,350         8,758       41.0
                                                          -------      -------      -----       --------      --------      -----
Net income .............................................  $ 6,280      $ 5,880        6.8       $ 26,092      $  9,236      182.5
                                                          =======      =======        ===       ========      ========      =====

   Net interest income, taxable equivalent..............  $18,706      $17,333        7.9%      $ 72,489      $ 68,573        5.7%
                                                          =======      =======        ===       ========      ========      =====


SHARE INFORMATION                                           THREE MONTHS ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------------------
                                                            1999          1998      CHANGE       1999          1998      CHANGE

                                                         -----------------------------------------------------------------------
Basic income per share:
       Net income ...................................... $      0.36   $      0.32   12.5%   $      1.45    $      0.51    184.3%
       Average common equivalent shares ................  17,572,796    18,433,665   (4.7)    17,985,960     18,273,281     (1.6)
Diluted income per share:
       Net income ...................................... $      0.36   $      0.32   12.5    $      1.45    $      0.50    190.0
       Average common equivalent shares ................  17,603,259    18,484,993   (4.8)    18,053,064     18,571,805     (2.8)
Shares outstanding at period end .......................  17,571,729    18,442,202   (4.7)    17,571,729     18,442,202     (4.7)
Cash dividends declared ................................ $      0.17   $      0.17     --    $      0.68    $      0.61     11.5
Book value ............................................. $     12.96   $     13.34   (2.8)   $     12.96    $     13.34     (2.8)

FIRST CHARTER CORPORATION AND SUBSIDIARIES
(Unaudited, except for December 1998 amounts)


LOAN PORTFOLIO                      DECEMBER 31,      DECEMBER 31,
(Dollars in thousands)                      1999              1998      Change
                                    ------------      ------------      ------
Commercial .......................    $  651,808           469,524        38.8 %
Real estate ......................       640,062           824,385       (22.4)
Home equity ......................        90,458            75,098        20.5
Installment ......................        44,167            53,669       (17.7)
                                      ----------        ----------        ----
   Total .........................    $1,426,495        $1,422,676         0.3
                                      ==========        ==========        ====

NONPERFORMING ASSETS                DECEMBER 31,      DECEMBER 31,
(Dollars in thousands)                      1999              1998      Change
                                    ------------      ------------      ------
Nonaccrual loans .................    $    7,738        $    5,758        34.4 %
Restructured loans ...............            37               577       (93.6)
Other real estate ................         2,041             3,537       (42.3)
                                      ----------        ----------        ----
   Total non-performing assets ...    $    9,816        $    9,872        (0.6)
                                      ==========        ==========        ====

ALLOWANCE FOR LOAN LOSSES                      YEAR ENDED DECEMBER 31,
                                       --------------------------------------
(Dollars in thousands)                     1999             1998       Change
                                       --------         --------       ------
Beginning balance  (January 1) ....    $ 15,554         $ 15,263          1.9 %
Provision charged to operations ...       3,350            2,376         41.0
Allowance related to loans sold ...        (369)              --           --
Charge-offs .......................      (1,915)          (2,737)       (30.0)
Recoveries ........................         719              652         10.3
                                       --------         --------         ----
   Net loan charge-offs ...........      (1,196)          (2,085)       (42.6)
                                       --------         --------         ----
      Ending balance ..............    $ 17,339         $ 15,554         11.5
                                       ========         ========         ====


SELECTED AVERAGE BALANCES                      THREE MONTHS ENDED DECEMBER 31,                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------        --------------------------------------
(Dollars in thousands)                          1999              1998        Change              1999              1998    Change
                                          ----------        ----------        ------        ----------        ----------    ------
Loans ................................    $1,405,800        $1,406,426          (0.0)%      $1,398,285        $1,358,949       2.9 %
Securities ...........................       347,673           303,822          14.4           331,379           306,533       8.1
Total interest earning assets ........     1,756,984         1,731,943           1.4         1,736,381         1,687,835       2.9
Assets ...............................     1,846,232         1,873,173          (1.4)        1,826,421         1,813,012       0.7
Deposits .............................     1,152,184         1,140,333           1.0         1,130,032         1,096,460       3.1
Total interest bearing liabilities ...     1,458,469         1,467,327          (0.6)        1,440,121         1,404,681       2.5
Shareholders' equity .................       220,986           247,147         (10.6)          230,149           251,289      (8.4)

Selected Yield/Cost Rates                         Three Months Ended December 31,                      Year Ended December 31,
                                                ----------------------------------                -------------------------------
                                                1999              1998      Change                1999              1998   CHANGE
                                                ----              ----      ------                ----              ----   ------
Yield on loans (FTE) .....................      8.49 %            8.40 %         9 BP             8.40 %            8.59 %    (19)BP
Yield on securities (FTE) ................      6.66              6.91         (25)               6.62              6.93      (31)
Yield on interest earning assets (FTE) ...      8.12              8.10           2                8.05              8.25      (20)
Cost of deposits .........................      3.87              4.04         (17)               3.93              4.21      (28)
Cost of interest bearing liabilities .....      4.70              4.87         (17)               4.67              5.03      (36)
Interest rate spread .....................      3.42              3.23          19                3.38              3.22       16
Net interest margin* .....................      4.22              3.97          25                4.17              4.07       10

Significant Financial/Operating Ratios                         Year Ended December 31,
                                                         ----------------------------------
                                                           1999           1998       Change
                                                         ------         ------       ------
Return on average assets .........................         1.43 %         0.51 %        92 BP
Return on average equity .........................        11.34           3.68         766
Efficiency ratio** ...............................        53.89          51.22         267
Allowance for loan losses to gross loans .........         1.22           1.09          13
Nonperforming assets to assets ...................         0.52           0.53          (1)
Reserves to nonperforming loans ..................       223.01         245.52      (2,251)
Interest bearing liabilities to earning assets ...        92.67          89.87         280
Equity to assets .................................        12.02          13.19        (117)
Gross loans to deposits ..........................       124.10         126.68        (258)
Earning assets to total assets ...................        93.51          95.08        (157)

  BP Change is measured in basis points

 FTE Fully taxable equivalent

  * Net interest income, on a fully-taxable equivalent basis, as a percentage of average earning assets.

 ** Recurring noninterest expense less foreclosed property expense divided by the sum of taxable equivalent net interest income plus recurring noninterest income.